EXHIBIT 77(O)

Rule 10f-3 Transactions

April 1, 2015 through September 30, 2015 Reported Transactions

Adviser/ Subadviser	Fund(s)	Date	Transaction (Description)	Affiliated Underwriter	Executing Broker	Price	Public Offering Price	Type of Underwriting	Affirmation as to Reasonableness of Commission, Spread or Profit	Issuer of Securities in Operation for 3 or More Years	Aggregate Amount of Securities Purchased by Adviser/ Subadviser < 25% of Issuance
Goldman Sachs Investment Strategies, LLC	BAMMF/ BAMSF	6/5/15	ENDO International Plc.	Goldman Sachs	JPMorgan Chase Bank, National Association	Current px: $83.25	$83.25	Firm commitment	Affirmed as reasonable	Yes	2.15% of deal (0.0091% purchased for BXMIX, 0.0072% purchased for BXMMX)